Guardant Health Reports Second Quarter 2025 Financial Results and Increases 2025 Revenue Guidance
Revenue growth of 31% broadly driven by strong performance across Oncology, Screening, and Biopharma & Data
Raises 2025 revenue guidance to $915 to $925 million, representing growth of 24% to 25%
PALO ALTO, Calif. July 30, 2025 – Guardant Health, Inc. (Nasdaq: GH), a leading precision oncology company, today reported financial results for the quarter ended June 30, 2025.
Second Quarter 2025 Financial Highlights
For the three-month period ended June 30, 2025, as compared to the same period of 2024:
•Reported total revenue of $232.1 million, an increase of 31%, driven by:
◦Oncology revenue of $158.7 million, an increase of 22%, and approximately 64,000 oncology tests, an increase of 30%
◦Screening revenue of $14.8 million, and approximately 16,000 Shield screening tests
◦Biopharma & Data revenue of $56.0 million, an increase of 28%
•Generated non-GAAP gross margin of 66%, compared to 60% in the second quarter of 2024
•Guardant360 Tissue average selling price increased to approximately $2,000, achieving 2028 target three years ahead of schedule
Recent Operating Highlights
•Introduced 11 groundbreaking Smart Liquid Biopsy applications for Guardant360 Liquid that greatly expands the differentiated clinical utility for therapy selection
•Submitted Reveal breast cancer package to MolDx for Medicare reimbursement following publication in ESMO Open
•Published RADIOHEAD immuno-oncology monitoring study for Reveal in Cancer Research Communications, with data from 521 stage IV pan-cancer patients
•Expanded Oncology offerings with launches of Guardant Hereditary Cancer Testing and a suite of immunohistochemistry tests
•Shield included in the updated National Comprehensive Cancer Network, or NCCN, colorectal cancer screening guidelines
•Enrollment commenced for NCI Vanguard study for Shield Multi-Cancer Detection (MCD)
•Shield MCD granted Breakthrough Device Designation from the FDA
•Shield named a winner of Fast Company’s 2025 World Changing Ideas Awards
“Q2 was another exceptional quarter for Guardant and we were able to increase our 2025 revenue guidance yet again. We saw especially strong performance from Guardant360 Liquid, where year-over-year growth accelerated for the fourth consecutive quarter,” said Helmy Eltoukhy, co-founder and co-CEO. “In May, we introduced 11 groundbreaking Smart Liquid Biopsy applications for Guardant360 Liquid, significantly expanding the clinical utility. Product innovation built on Smart Liquid Biopsy is integral to our strategy at Guardant and we look forward to continuing a steady cadence of SLB-based applications to further extend our technical leadership in the comprehensive genomic profiling market.”
“Shield continued to generate strong demand in its third full quarter of commercial launch. Shield volume, revenue and gross profit grew strongly, ahead of our expectations, paving the path for faster acceleration of commercial infrastructure buildout,” said AmirAli Talasaz, co-founder and co-CEO. “Beyond CRC, we are making important progress with Shield as a multi-cancer detection test. Shield MCD test recently received Breakthrough Device Designation from the FDA and surpassed an important milestone with the start of the NCI Vanguard study.”
Second Quarter 2025 Financial Results
Revenue was $232.1 million for the second quarter of 2025, a 31% increase from $177.2 million for the corresponding prior year period. Oncology revenue grew 22% to $158.7 million for the second quarter of 2025, from $130.3 million for the corresponding prior year period, driven primarily by an increase in Oncology test volume (Guardant360 Liquid & Tissue, Reveal and Response), which grew 30% over the prior year period. The increase in Oncology revenue was also attributable to an increase in reimbursement for our Oncology tests. Screening revenue was $14.8 million for the second quarter of 2025, generated from approximately 16,000 Shield screening tests. Biopharma and Data revenue grew 28% to $56.0 million for the second quarter of 2025, from $43.9 million for the corresponding prior year period, driven primarily by an increase in volume of tests and an increase in average selling price of our GuardantINFINITY test, as well as an increase in revenue derived from service agreements with biopharmaceutical customers. Licensing and other revenue was $2.6 million for the second quarter of 2025, compared to $3.0 million for the corresponding prior year period.

Gross profit, or total revenue less cost of revenue, was $150.9 million for the second quarter of 2025, an increase of $46.1 million from $104.8 million for the corresponding prior year period. Gross margin, or gross profit divided by total revenue, was 65%, as compared to 59% for the corresponding prior year period.
Non-GAAP gross profit was $153.8 million for the second quarter of 2025, an increase of $47.0 million or 44%, from $106.8 million for the corresponding prior year period. Non-GAAP gross margin was 66% for the second quarter of 2025, as compared to 60% for the corresponding prior year period.
Operating expenses were $257.3 million for the second quarter of 2025, as compared to $205.4 million for the corresponding prior year period. The year-over-year increase in operating expenses was primarily related to commercial team expansion and marketing activities to support the Shield product launch and existing products, as well as an increase in stock-based compensation expense. Non-GAAP operating expenses were $215.3 million for the second quarter of 2025, as compared to $178.8 million for the corresponding prior year period. The year-over-year increase in non-GAAP operating expenses was primarily related to commercial team expansion and marketing activities to support the Shield product launch and existing products.
Net loss was $99.9 million for the second quarter of 2025, as compared to $102.6 million for the corresponding prior year period. Net loss per share was $0.80 for the second quarter of 2025, as compared to $0.84 for the corresponding prior year period.
Non-GAAP net loss was $55.0 million for the second quarter of 2025, as compared to $58.5 million for the corresponding prior year period. Non-GAAP net loss per share was $0.44 for the second quarter of 2025, as compared to $0.48 for the corresponding prior year period.
Adjusted EBITDA loss was $51.9 million for the second quarter of 2025, as compared to a $61.9 million loss for the corresponding prior year period.
Free cash flow for the second quarter of 2025 was $(65.9) million, as compared to $(99.1) million for the corresponding prior year period. The year-over-year reduction was primarily due to a change in timing of the payout of the Company's annual bonus, which was made in the first quarter of 2025 and in the second quarter of 2024.
Cash, cash equivalents, and restricted cash were $735.5 million as of June 30, 2025.
2025 Guidance
Guardant Health now expects full year 2025 revenue to be in the range of $915 to $925 million, representing growth of 24% to 25% compared to full year 2024. This compares to the prior range of $880 to $890 million, representing annual growth of 19% to 20%.
Within this revenue range:
•Oncology revenue is now expected to grow approximately 20% year over year in 2025, compared to prior guidance of approximately 18% growth. Oncology volume is now expected to accelerate to greater than 27% growth in 2025 compared to 20% growth in 2024.
•Screening revenue is now expected to be in the range of $55 to $60 million, driven by Shield volume of 68,000 to 73,000 tests. This compares to the prior range of $40 to $45 million and 52,000 to 58,000 tests.
•Biopharma & Data revenue growth is now expected to be in the mid-teens range, compared to prior expectations of low double-digits.
Guardant Health now expects full year 2025 non-GAAP gross margin to be in the range of 63% to 64%, an improvement compared to prior expectations of 62% to 63%. Guardant Health now expects total non-GAAP operating expenses to be in the range of $840 to $850 million, an increase compared to the prior range of $830 to $840 million due to the reinvestment of incremental Screening gross profit to accelerate the Screening commercial infrastructure build out. Guardant Health continues to expect free cash flow burn to be in the range of $225 to $235 million, an improvement compared to $275 million for the full year 2024. This includes approximately $200 million of Screening net cash burn. Guardant Health continues to expect the remainder of the business excluding Screening to reach free cash flow breakeven in the fourth quarter of 2025.
Webcast Information
Guardant Health will host a conference call to discuss the second quarter 2025 financial results after market close on Wednesday, July 30, 2025 at 1:30 pm Pacific Time / 4:30 pm Eastern Time. A webcast of the conference call can be accessed at http://investors.guardanthealth.com. The webcast will be archived and available for replay for at least 90 days after the event.
Non-GAAP Measures
Guardant Health has presented in this release certain financial information in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and also on a non-GAAP basis, including non-GAAP cost of revenue, non-GAAP gross profit, non-GAAP research and development expense, non-GAAP sales and marketing expense, non-GAAP general and administrative expense, non-

GAAP loss from operations, non-GAAP net loss, non-GAAP net loss per share, basic and diluted, adjusted EBITDA, and free cash flow.
We define our non-GAAP measures as the applicable GAAP measure adjusted for the impacts of stock-based compensation and related employer payroll tax payments, contingent consideration, amortization of intangible assets, unrealized gains and losses on marketable equity securities, impairment of non-marketable equity securities, gain on extinguishment of convertible notes, and other non-recurring items.
Adjusted EBITDA is defined as net loss adjusted for interest income; interest expense; other income (expense), net; provision for income taxes; depreciation and amortization expense; stock-based compensation expense and related employer payroll tax payments; contingent consideration; and other non-recurring items. Free cash flow is defined as net cash used in operating activities in the period less purchases of property and equipment in the period.
We believe that the exclusion of certain income and expenses in calculating these non-GAAP financial measures can provide a useful measure for investors when comparing our period-to-period core operating results, and when comparing those same results to that published by our peers. We exclude certain items because we believe that these income and expenses do not reflect expected future operating performance. Additionally, certain items are inconsistent in amounts and frequency, making it difficult to perform a meaningful evaluation of our current or past operating performance. We use these non-GAAP financial measures to evaluate ongoing operations, for internal planning and forecasting purposes, and to manage our business.
These non-GAAP financial measures are not intended to be considered in isolation from, as substitute for, or as superior to, the corresponding financial measures prepared in accordance with GAAP. There are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation, and do not present the full measure of our recorded costs against its revenue. In addition, our definition of the non-GAAP financial measures may differ from non-GAAP measures used by other companies.
About Guardant Health
Guardant Health is a leading precision oncology company focused on guarding wellness and giving every person more time free from cancer. Founded in 2012, Guardant is transforming patient care and accelerating new cancer therapies by providing critical insights into what drives disease through its advanced blood and tissue tests, real-world data and AI analytics. Guardant tests help improve outcomes across all stages of care, including screening to find cancer early, monitoring for recurrence in early-stage cancer, and treatment selection for patients with advanced cancer. For more information, visit guardanthealth.com and follow the company on LinkedIn, X (Twitter) and Facebook.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws, including statements regarding the potential utilities, values, benefits and advantages of Guardant Health’s liquid biopsy tests or assays, which involve risks and uncertainties that could cause the actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors. These and additional risks and uncertainties that could affect Guardant Health’s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include those discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its Annual Report on Form 10-K for the year ended December 31, 2024, and in its other reports filed with or furnished to the Securities and Exchange Commission thereafter. The forward-looking statements in this press release are based on information available to Guardant Health as of the date hereof, and Guardant Health disclaims any obligation to update any forward-looking statements provided to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing Guardant Health’s views as of any date subsequent to the date of this press release.
Investor Contact:
Zarak Khurshid
investors@guardanthealth.com
Media Contact:
Meaghan Smith
press@guardanthealth.com

Guardant Health, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Revenue	$232,088	$177,235	$435,559	$345,726
Costs and operating expenses:
Cost of revenue	81,205	72,421	155,928	137,717
Research and development expense	87,449	83,102	175,970	166,904
Sales and marketing expense	119,588	81,867	223,904	162,292
General and administrative expense	50,259	40,463	97,211	79,114
Total costs and operating expenses	338,501	277,853	653,013	546,027
Loss from operations	(106,413)	(100,618)	(217,454)	(200,301)
Interest income	7,560	13,913	16,672	28,781
Interest expense	(983)	(645)	(1,774)	(1,290)
Other income (expense), net	(25)	(15,145)	7,826	(44,265)
Loss before provision for income taxes	(99,861)	(102,495)	(194,730)	(217,075)
Provision for income taxes	38	133	328	538
Net loss	$(99,899)	$(102,628)	$(195,058)	$(217,613)
Net loss per share, basic and diluted	$(0.80)	$(0.84)	$(1.57)	$(1.78)
Weighted-average shares used in computing net loss per share, basic and diluted	124,114	122,447	123,993	122,080

 Guardant Health, Inc.
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands, except share and per share data)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$629,143	$525,540
Short-term marketable debt securities	—	314,438
Accounts receivable, net	130,252	110,253
Inventory, net	84,061	71,083
Prepaid expenses and other current assets, net	39,976	33,800
Total current assets	883,432	1,055,114
Restricted cash	106,337	104,215
Property and equipment, net	126,141	136,813
Right-of-use assets, net	169,768	142,265
Intangible assets, net	5,864	6,760
Goodwill	3,290	3,290
Other assets, net	37,167	37,152
Total Assets	$1,331,999	$1,485,609
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$44,802	$38,551
Accrued compensation	68,262	83,219
Accrued expenses	71,011	68,345
Deferred revenue	54,355	35,468
Total current liabilities	238,430	225,583
Convertible senior notes, net, principal amount of $1,090,660 and $1,150,000 as of June 30, 2025 and December 31, 2024, respectively	1,115,526	1,142,547
Long-term operating lease liabilities	192,348	164,292
Other long-term liabilities	91,170	92,834
Total Liabilities	1,637,474	1,625,256
Stockholders’ deficit:
Common stock, par value of $0.00001 per share; 350,000,000 shares authorized; 125,454,255 and 123,994,006 shares issued as of June 30, 2025 and December 31, 2024; and 124,477,904 and 123,994,006 shares outstanding as of June 30, 2025 and December 31, 2024, respectively	1	1
Treasury stock, at cost, 976,351 shares as of June 30, 2025	(45,010)	—
Additional paid-in capital	2,516,550	2,443,788
Accumulated other comprehensive loss	(3,723)	(5,201)
Accumulated deficit	(2,773,293)	(2,578,235)
Total Stockholders’ Deficit	(305,475)	(139,647)
Total Liabilities and Stockholders’ Deficit	$1,331,999	$1,485,609

Guardant Health, Inc.
Supplemental Revenue Information
(unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Oncology	$158,685	$130,269	$309,244	$256,017
Biopharma and data	56,020	43,933	101,396	81,520
Screening	14,814	—	20,491	—
Licensing and other	2,569	3,033	4,428	8,189
Total revenue	$232,088	$177,235	$435,559	$345,726
Reconciliation of Selected GAAP Measures to Non-GAAP Measures
(unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

GAAP cost of revenue	$81,205	$72,421	$155,928	$137,717
Amortization of intangible assets	(150)	(217)	(298)	(566)
Stock-based compensation expense and related employer payroll tax payments	(2,759)	(1,807)	(5,149)	(3,584)
Non-GAAP cost of revenue	$78,296	$70,397	$150,481	$133,567

GAAP gross profit	$150,883	$104,814	$279,631	$208,009
Amortization of intangible assets	150	217	298	566
Stock-based compensation expense and related employer payroll tax payments	2,759	1,807	5,149	3,584
Non-GAAP gross profit	$153,792	$106,838	$285,078	$212,159

GAAP research and development expense	$87,449	$83,102	$175,970	$166,904
Stock-based compensation expense and related employer payroll tax payments	(14,255)	(10,001)	(27,345)	(20,065)
Contingent consideration	(647)	(110)	(1,181)	(485)
Non-GAAP research and development expense	$72,547	$72,991	$147,444	$146,354

GAAP sales and marketing expense	$119,588	$81,867	$223,904	$162,292
Stock-based compensation expense and related employer payroll tax payments	(11,756)	(7,258)	(21,945)	(14,587)
Non-GAAP sales and marketing expense	$107,832	$74,609	$201,959	$147,705

GAAP general and administrative expense	$50,259	$40,463	$97,211	$79,114
Amortization of intangible assets	(266)	(335)	(598)	(671)
Stock-based compensation expense and related employer payroll tax payments	(14,832)	(8,659)	(28,403)	(16,823)
Contingent consideration	(230)	(300)	(720)	(420)
Non-recurring other operating expense	—	—	(2,000)	—
Non-GAAP general and administrative expense	$34,931	$31,169	$65,490	$61,200

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

GAAP loss from operations	$(106,413)	$(100,618)	$(217,454)	$(200,301)
Amortization of intangible assets	416	552	896	1,237
Stock-based compensation expense and related employer payroll tax payments	43,602	27,725	82,842	55,059
Contingent consideration	877	410	1,901	905
Non-recurring other operating expense	—	—	2,000	—
Non-GAAP loss from operations	$(61,518)	$(71,931)	$(129,815)	$(143,100)

GAAP net loss	$(99,899)	$(102,628)	$(195,058)	$(217,613)
Amortization of intangible assets	416	552	896	1,237
Stock-based compensation expense and related employer payroll tax payments	43,602	27,725	82,842	55,059
Contingent consideration	877	410	1,901	905
Non-recurring other operating expense	—	—	2,000	—
Unrealized losses on marketable equity securities	—	15,485	—	45,539
Impairment of non-marketable equity securities	—	—	5,000	—
Gain on extinguishment of convertible notes	—	—	(13,672)	—
Non-GAAP net loss	$(55,004)	$(58,456)	$(116,091)	$(114,873)

GAAP net loss per share, basic and diluted	$(0.80)	$(0.84)	$(1.57)	$(1.78)
Non-GAAP net loss per share, basic and diluted	$(0.44)	$(0.48)	$(0.94)	$(0.94)
Weighted-average shares used in computing GAAP and Non-GAAP net loss per share, basic and diluted	124,114	122,447	123,993	122,080

Reconciliation of GAAP Net Loss to Adjusted EBITDA
(unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

GAAP net loss	$(99,899)	$(102,628)	$(195,058)	$(217,613)
Interest income	(7,560)	(13,913)	(16,672)	(28,781)
Interest expense	983	645	1,774	1,290
Other expense (income), net	25	15,145	(7,826)	44,265
Provision for income taxes	38	133	328	538
Depreciation and amortization	10,042	10,623	20,278	21,335
Stock-based compensation expense and related employer payroll tax payments	43,602	27,725	82,842	55,059
Contingent consideration	877	410	1,901	905
Non-recurring other operating expense	—	—	2,000	—
Adjusted EBITDA	$(51,892)	$(61,860)	$(110,433)	$(123,002)
Reconciliation of Free Cash Flow to Net Cash Used in Operating Activities
(unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Net cash used in operating activities	$(60,285)	$(94,002)	$(122,974)	$(124,286)
Purchases of property and equipment	(5,649)	(5,077)	(10,108)	(12,011)
Free cash flow	$(65,934)	$(99,079)	$(133,082)	$(136,297)